Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Contact: Duffield J. Seyller
III, President
Telephone: 815-943-8601

HARVARD ILLINOIS BANCORP, INC.

ANNOUNCES SPECIAL CASH DIVIDEND

January 2, 2014 Harvard Illinois Bancorp, Inc. (OTCBB: HARI) (the “Company) today announced that its Board of Directors declared special cash dividend of $0.20 per common share. The special dividend will be paid on or about January 30, 2014, to stockholders of record as of the close of business on January 15, 2014. This is the second cash dividend for the Company since the completion of its initial public offering in April 2010.

“We are pleased to be paying another cash dividend to our shareholders,” said Duffield J. Seyller III, President and Chief Executive Officer of the Company. “This payment of dividends represents our long-term commitment to enhancing shareholder value, and is a 100% increase over the first special dividend paid in February 2013.”

Founded in 1934, Harvard Savings Bank is an Illinois-chartered savings bank that conducts business from its offices in Harvard, Illinois and Morris, Illinois.  As a community-oriented savings and loan company, Harvard offers a variety of deposit and loan products to individuals and small businesses, primarily those located in McHenry and Grundy Counties, and, to a lesser extent, Boone County, Illinois and Walworth County, Wisconsin. Investors may obtain additional information about Harvard Illinois Bancorp, Inc. and Harvard Savings Bank on the internet at www.harvardsavingsbank.com.